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                                                                    Exhibit 15e



                           JOHN HANCOCK WORLD FUND --
                       JOHN HANCOCK FREEDOM GLOBAL RX FUND

                     Amended and Restated Distribution Plan

                                 Class B Shares

                                  March 4, 1994


         ARTICLE I. THIS PLAN

         This amended and restated Distribution Plan (the "Plan") sets forth the terms and conditions under which John Hancock World Fund (the "Trust"), on behalf of John Hancock Freedom Global Rx Fund (the "Fund"), a series portfolio of the Trust, on behalf of its Class B shareholders, will, after the effective date hereof, pay certain amounts to John Hancock Broker Distribution Services, Inc. ("Broker Services") in connection with the provision by Broker Services of certain services to the Fund and its Class B shareholders, as set forth herein. Certain of such payments by the Fund may, under Rule 12b-1 of the Securities and Exchange Commission, as from time to time amended (the "Rule"), under the Investment Company Act of 1940, as amended (the "Act"), be deemed to constitute the financing of distribution by the Fund of its shares. This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule. The Trust and Broker Services heretofore entered into a Distribution Agreement, dated August 1, 1991 (the "Agreement"), the terms of which, as heretofore and from time to time continued, are incorporated herein by reference.

         ARTICLE II. DISTRIBUTION AND SERVICE EXPENSES

         The Fund shall pay to Broker Services a fee in the amount specified in
Article III hereof. Such fee may be spent by Broker Services on any activities or expenses primarily intended to result in the sale of Class B shares of the Fund, including, but not limited to the payment of Distribution Expenses (as defined below) and Service Expenses (as defined below). Distribution Expenses include but are not limited to, (a) initial and ongoing sales compensation out of such fee as it is received by Broker Services or other broker-dealers ("Selling Brokers") that have entered into an agreement with Broker Services for the sale of Class B shares of the Fund, (b) direct out-of pocket expenses incurred in connection with the distribution of Class B shares of the Fund, including expenses related to printing of prospectuses and reports to other than existing Class B shareholders of the Fund, and preparation, printing and distribution of sales literature and advertising materials, (c) an allocation of overhead and other branch office expenses of Broker Services related to the distribution of Class B shares of the Fund, and (d) interest expenses on unreimbursed distribution expenses related to Class B shares, as described in
Article IV.

         Service Expenses include payments made to, or on account of account executives of selected broker-dealers (including affiliates of Broker Services) and others who furnish personal and shareholder account maintenance services to Class B shareholders of the Fund.

         ARTICLE III. MAXIMUM EXPENDITURES

         The expenditures to be made by the Fund pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by the Fund, and in no event shall such expenditures exceed 1.00% of the average daily net asset value of the Class B shares of

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the Fund (determined in accordance with the Fund's prospectus as from time to time in effect) on an annual basis to cover Distribution Expenses and Service Expenses, provided that the portion of such fee used to cover Service Expenses, shall not exceed an annual rate of up to 0.25% of the average daily net asset value of the Class B shares of the Fund. Such expenditures shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

         ARTICLE IV. UNREIMBURSED DISTRIBUTION EXPENSES

         In the event that Broker Services is not fully reimbursed for payments made or expenses incurred by it as contemplated hereunder, in any fiscal year, Broker Services shall be entitled to carry forward such expenses to subsequent fiscal years for submission to the Class B shares of the Fund for payment, subject always to the annual maximum expenditures set forth in Article III hereof; provided, however, that nothing herein shall prohibit or limit the Trustees from terminating this Plan and all payments hereunder at any time pursuant to Article IX hereof.

         ARTICLE V. EXPENSES BORNE BY THE FUND

         Notwithstanding any other provision of this Plan, the Trust, the Fund and its investment adviser, John Hancock Advisers, Inc. (the "Adviser"), shall bear the respective expenses to be borne by them under the Investment Management Contract between them, dated June 24, 1991 as from time to time continued and amended (the "Management Contract"), and under the Fund's current prospectus as it is from time to time in effect. Except as otherwise contemplated by this Plan, the Trust and the Fund shall not, directly or indirectly, engage in financing any activity which is primarily intended to or should reasonably result in the sale of shares of the Fund.

         ARTICLE VI. APPROVAL BY TRUSTEES, ETC.

         This Plan shall not take effect until it has been approved, together with any related agreements, by votes, cast in person at a meeting called for the purpose of voting on this Plan or such agreements, of a majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of (a) all of the Trustees of the Fund and (b) those Trustees of the Fund who are not "interested persons" of the Fund, as such term may be from time to time defined under the Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Trustees").

         ARTICLE VII. CONTINUANCE

         This Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually in advance in the manner provided for the approval of this Plan in Article VI.

         ARTICLE VIII. INFORMATION

         Broker Services shall furnish the Fund and its Trustees quarterly, or at such other intervals as the Fund shall specify, a written report of amounts expended or incurred for Distribution Expenses and Services Expenses pursuant to this Plan and the purposes for which such expenditures were made and such other information as the Trustees may request.

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         ARTICLE IX. TERMINATION

         This Plan may be terminated (a) at any time by vote of a majority of the Trustees, a majority of the Independent Trustees, or a majority of the Fund's outstanding voting Class B shares, or (b) by Broker Services on 60 days' notice in writing to the Fund.

         ARTICLE X. AGREEMENTS

         Each Agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

         (a) That, with respect to the Fund, such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the Fund's then outstanding Class B shares.

         (b) That such agreement shall terminate automatically in the event of its assignment.

         ARTICLE XI. AMENDMENTS

         This Plan may not be amended to increase the maximum amount of the fees payable by the Fund hereunder without the approval of a majority of the outstanding voting Class B shares of the Fund. No material amendment to the Plan shall, in any event, be effective unless it is approved in the same manner as is provided for approval of this Plan in Article VII.

         ARTICLE XII. LIMITATION OF LIABILITY

         The names "John Hancock World Fund" and "John Hancock Freedom Global Rx Fund" are the designations of the Trustees under the Amended and Restated Declaration of Trust, dated February 8, 1994, as restated and amended from time to time. The Declaration of Trust has been filed with the Secretary of State of the Commonwealth of Massachusetts. The obligations of the Trust and the Fund are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund, but only the Fund's property shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

         IN WITNESS WHEREOF, the Fund has executed this amended and restated Distribution Plan effective as of the 4th day of March, 1994 in Boston, Massachusetts.

                                    JOHN HANCOCK WORLD FUND--
                                    JOHN HANCOCK FREEDOM GLOBAL RX FUND


                                    By:  /s/Robert G. Freedman
                                         ---------------------
                                            President

                                JOHN HANCOCK BROKER DISTRIBUTION SERVICES, INC.


                                    By:  /s/C. Troy Shaver, Jr.
                                         ----------------------
                                            President